EXHIBIT 99.1

PRESS RELEASE DATED APRIL 28, 2021

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
FIRST QUARTER 2021 RESULTS

NOTABLE ITEMS FOR THE QUARTER INCLUDE:

•DILUTED EARNINGS PER SHARE INCREASED OVER 46% TO $0.38 AS COMPARED TO $0.26 FOR THE TRAILING QUARTER, AND OVER 280% COMPARED TO $0.10 FOR THE FIRST QUARTER OF 2020.
•NET INTEREST INCOME INCREASED $3.1 MILLION, OR 8.5%, OVER THE TRAILING QUARTER, AND $10.2 MILLION, OR 34.2%, COMPARED TO THE FIRST QUARTER OF 2020.
•NET INTEREST MARGIN INCREASED 27 BASIS POINTS TO 3.10% AS COMPARED TO 2.83% FOR THE TRAILING QUARTER, AND 53 BASIS POINTS AS COMPARED TO 2.57% FOR THE FIRST QUARTER OF 2020.
•LOANS HELD-FOR-INVESTMENT, NET, INCREASED $109.8 MILLION, OR 11.5% ANNUALIZED.
•DEPOSITS, EXCLUDING BROKERED, INCREASED $25.2 MILLION, OR 2.6%, ANNUALIZED.
•THE COMPANY ADOPTED THE CURRENT EXPECTED CREDIT LOSSES (“CECL”) ACCOUNTING STANDARD AS OF JANUARY 1, 2021.
•INCREASED QUARTERLY CASH DIVIDEND BY 18.2% TO $0.13 PER SHARE OF COMMON STOCK, PAYABLE MAY 26, 2021, TO STOCKHOLDERS OF RECORD AS OF MAY 12, 2021.
•REPURCHASED 742,323 SHARES TOTALING APPROXIMATELY $10.1 MILLION.

WOODBRIDGE, N.J., APRIL 28, 2021 -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK), the holding company for Northfield Bank, reported diluted earnings per common share of $0.38 for quarter ended March 31, 2021, as compared to $0.26 per diluted share for the quarter ended December 31, 2020, and $0.10 per diluted share for the quarter ended March 31, 2020. Earnings for the quarter ended March 31, 2021, included a negative provision for loan losses of $2.4 million, reflecting an improvement in the forecasted economic outlook during the quarter, as compared to provisions for loan losses of $2.5 million and $8.2 million for the quarters ended December 31, 2020, and March 31, 2020, respectively, under the incurred loss methodology. The provision for loan losses for the quarter ended March 31, 2020, included incremental loss provisions of $6.2 million ($4.6 million after-tax), related to additional factors considered for economic uncertainties related to the Coronavirus Disease 2019 (“COVID-19”) pandemic. Earnings for the quarter ended March 31, 2021, also included approximately $1.9 million of accretable income related to the payoffs of purchased credit deteriorated (“PCD”) loans. Earnings for the quarter ended December 31, 2020, included $2.2 million ($1.6 million after-tax) in occupancy costs attributable to branch consolidations.

Commenting on the quarter, Steven M. Klein, the Company’s President and Chief Executive Officer noted, “Our strong financial results for the first quarter reflect our continued commitment to and execution on the fundamentals of community-based banking. With a strategic focus on prudent loan and low-cost deposit growth we have increased net interest margins, and related net interest income, while maintaining strong asset quality due to our prudent lending standards. Throughout this past year we also have been proactive, assisting our customers affected by the pandemic. These actions, among others, continue to produce positive results for our stockholders, customers, and communities.”

Mr. Klein further noted, “I am pleased to announce that the Board of Directors has declared a $0.13 per share cash dividend, an increase of $0.02, or 18.2%, per share, payable May 26, 2021, to stockholders of record on May 12, 2021.”

Results of Operations
Comparison of Operating Results for the Three Months Ended March 31, 2021 and 2020

Net income was $18.7 million and $4.6 million for the three months ended March 31, 2021 and March 31, 2020, respectively. Significant variances from the comparable prior year period are as follows: a $10.2 million increase in net interest income, a $10.6 million decrease in the provision for loan losses, a $2.5 million increase in non-interest income, a $3.9 million increase in non-interest expense, and a $5.3 million increase in income tax expense.

Net interest income for the three months ended March 31, 2021, increased $10.2 million, or 34.2%, to $40.2 million, from $29.9 million for the three months ended March 31, 2020, primarily due to a $569.6 million, or 12.2%, increase in average interest-earning assets and a 53 basis point increase in net interest margin to 3.10% from 2.57% for the three months ended March 31, 2020. The increase in average interest-earning assets was due to increases in average loans outstanding of $402.5 million, average mortgage-backed securities of $161.3 million and average interest-earning deposits in financial institutions of $63.0 million, partially offset by decreases in average other securities of $54.6 million and average Federal Home Loan Bank of New York (“FHLBNY”) stock of $2.6 million.

The increase in net interest margin was primarily due to the decrease in the cost of interest-bearing liabilities outpacing the decrease in yields on interest earning assets. Yields on interest earning assets decreased 19 basis points to 3.48% for the three months ended March 31, 2021, from 3.67% for the three months ended March 31, 2020. The cost of interest bearing liabilities decreased by 86 basis points to 0.50% for the three months ended March 31, 2021, from 1.36% for the three months ended March 31, 2020, primarily driven by lower costs of deposits. Net interest income for the three months ended March 31, 2021, included loan prepayment income of $860,000 as compared to $627,000 for the three months ended March 31, 2020. The Company accreted interest income related to PCD loans of $2.4 million for the three months ended March 31, 2021, as compared to $803,000 for three months ended March 31, 2020. The increase in accretable interest income was related to payoffs of PCD loans. Also contributing to the increase in net interest income for the current quarter were fees related to loans originated under the Paycheck Protection Program (“PPP”) of approximately $1.3 million.

The provision for loan losses decreased by $10.6 million to a negative provision of $2.4 million for the three months ended March 31, 2021, compared to $8.2 million for the three months ended March 31, 2020. The higher provision for loan losses in the first quarter of 2020 was primarily due to increases in the qualitative factors used in determining the adequacy of the allowance for loan losses related to unemployment, loan risk rating changes and increased risks related to loans on forbearance, resulting from economic uncertainty attributable to the beginning of the COVID-19 pandemic, under the incurred loss methodology. On January 1, 2021, the Company adopted ASU 2016-13, Financial Instruments- Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“CECL”). CECL requires the measurement of all expected credit losses over the life of financial instruments held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. In connection with the adoption of CECL, the Company recognized a cumulative effect adjustment that reduced stockholders’ equity by $3.1 million, net of tax. At adoption, the Company increased its allowance for credit losses by $11.1 million, comprised of $10.3 million and $737,000, respectively, for loans and unfunded commitments, including $6.8 million related to PCD loans. For PCD loans, the allowance for credit losses recorded is recognized through a gross-up that increases the amortized cost basis of loans with a corresponding increase to the allowance for credit losses, and therefore results in no impact to shareholders' equity. For the for three months ended March 31, 2021, the Company recorded a negative provision of $2.4 million, driven primarily by an improvement in economic forecasts for the current quarter. Net charge-offs were $2.4 million for the three months ended March 31, 2021, primarily related to PCD loans, as compared to $90,000 for the three months ended March 31, 2020.

Non-interest income increased $2.5 million to $2.6 million for the three months ended March 31, 2021, from $108,000 for the three months ended March 31, 2020, primarily due to an increase of $2.4 million in gains on trading securities, net. For the three months ended March 31, 2021, gains on trading securities were $364,000 as compared to losses of $2.0 million for the three months ended March 31, 2020. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the “Plan”). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan.

Non-interest expense increased $3.9 million, or 24.7%, to $19.6 million for the three months ended March 31, 2021, compared to $15.7 million for the three months ended March 31, 2020. This is due primarily to a $3.2 million increase in employee compensation and benefits, $2.4 million of which is attributable to the increase in the Company's deferred compensation plan expense which as discussed above has no effect on net income, as well as increases in salary and medical benefit expenses associated with increased personnel from our acquisition of VSB Bancorp, Inc. (“Victory”) on July 1, 2020. Additionally occupancy expense increased by $641,000, primarily attributable to higher snow removal costs.

The Company recorded income tax expense of $6.9 million for the three months ended March 31, 2021, compared to $1.6 million for the three months ended March 31, 2020. The effective tax rate for the three months ended March 31, 2021, was 27.1% compared to 26.3% for the three months ended March 31, 2020. The higher effective tax rate is primarily due to higher taxable income. On April 19, 2021, the Governor of New York signed into law an increase in the tax rate from 6.5% to 7.25%. This would have increased our tax expense by approximately $45,000 if enacted in the first quarter of 2021.

Comparison of Operating Results for the Three Months Ended March 31, 2021 and December 31, 2020

Net income was $18.7 million and $13.1 million for the three months ended March 31, 2021, and December 31, 2020, respectively. Significant variances from the prior quarter are as follows: a $3.1 million increase in net interest income, a $4.8 million decrease in the provision for loan losses, a $1.5 million decrease in non-interest income, a $1.6 million decrease in non-interest expense, and a $2.5 million increase in income tax expense.

Net interest income for the three months ended March 31, 2021, increased $3.1 million, or 8.5%, primarily due to a 27 basis point increase in net interest margin to 3.10% from 2.83% for the three months ended December 31, 2020 and a $48.2 million, or 0.9%, increase in average interest-earning assets. The increase in average interest-earning assets was primarily due to increases in average loans outstanding of $166.6 million, partially offset by decreases in average mortgage-backed securities of $23.5 million, average interest-earning deposits in financial institutions of $78.8 million, and average other securities of $15.4 million. The increase in net interest margin was primarily due to higher yields on interest-earning assets which increased by 19 basis points to 3.48% for the three months ended March 31, 2021, from 3.29% for the three months ended December 31, 2020, and a decrease in the cost of interest-bearing liabilities, which decreased 10 basis points to 0.50% for the three months ended March 31, 2021, from 0.60% for the three months ended December 31, 2020. Net interest income for the three months ended March 31, 2021, included loan prepayment income of $860,000 as compared to $1.1 million for the three months ended December 31, 2020. The Company accreted interest income related to PCD loans of $2.4 million for the three months ended March 31, 2021, as compared to $689,000 for three months ended December 31, 2020. The increase in accretable interest income was related to payoffs of PCD loans. Net interest income for the three months ended March 31, 2021, and December 31, 2020, included PPP fee income of approximately $1.3 million and $1.1 million, respectively.

The provision for loan losses decreased by $4.8 million to a negative provision of $2.4 million for the three months ended March 31, 2021, from a provision of $2.5 million for the three months ended December 31, 2020. The decrease was primarily due to an improvement in economic forecasts for the quarter. Net charge-offs were $2.4 million for the three months ended March 31, 2021, primarily related to PCD loans, as compared to net charge-offs of $3.6 million for the three months ended December 31, 2020. Net charge-offs for the three months ended December 31, 2020, were primarily related to commercial real estate and multifamily loans, that were modified in the form of interest and/or principal payment deferrals due to COVID-19 related hardships and were transferred to held-for-sale.

Non-interest income decreased by $1.5 million to $2.6 million for the three months ended March 31, 2021, from $4.1 million for the three months ended December 31, 2020. The decrease was primarily due to decreases of $840,000 in gains on trading securities, net, $291,000 in income on bank owned life insurance, and $236,000 in other income. For the three months ended March 31, 2021, gains on trading securities, net, included gains of $364,000 related to the Company’s trading portfolio, compared to gains of $1.2 million for the three months ended December 31, 2020. As previously noted, the trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan, and gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values.

Non-interest expense decreased $1.6 million, or 7.7%, to $19.6 million for the three months ended March 31, 2021, from $21.2 million for the three months ended December 31, 2020, primarily due to a $1.8 million decrease in occupancy, related to costs associated with branch consolidations in the quarter ended December 31, 2020, and a $361,000 decrease in data processing costs. Partially offsetting the decreases was an increase of $134,000 in compensation and employee benefits, which included an $840,000 decrease in the Company's deferred compensation plan expense which as previously discussed has no effect on net income, offset by higher salary expense and medical benefits, an increase of $135,000 in professional fees, and an increase of $248,000 in other expenses.

The Company recorded income tax expense of $6.9 million for the three months ended March 31, 2021, compared to $4.4 million for the three months ended December 31, 2020. The effective tax rate for the three months ended March 31, 2021 was 27.1%, compared to 25.3% for the three months ended and December 31, 2020. The higher effective tax rate is primarily due to higher taxable income.

Financial Condition
Total assets increased $62.4 million, or 1.1%, to $5.58 billion at March 31, 2021, from $5.51 billion at December 31, 2020. The increase was primarily due to increases in cash and cash equivalents of $40.0 million, or 45.7%, and total loans of $89.9 million, or 2.3%. Partially offsetting these increases was a decrease in available-for sale debt securities of $57.6 million, or 4.6%, a decrease in other assets of $3.3 million, or 12.9%, and an increase in the allowance for credit losses of $5.6 million, or 14.9%. The Company adopted the CECL accounting standard effective January 1, 2021, and recorded an increase in the allowance for credit losses of $11.1 million, comprised of $10.3 million and $737,000, respectively, for loans and unfunded commitments, including $6.8 million related to PCD loans. For PCD loans, the allowance for credit losses recorded is recognized through a gross-up that increases the amortized cost basis of loans with a corresponding increase to the allowance for credit losses, and therefore results in no impact to shareholders' equity. The remaining increase to the allowance for credit losses of $4.3 million was offset in stockholders' equity and deferred tax assets.

As of March 31, 2021, we estimate that our non-owner occupied commercial real estate concentration (as defined by regulatory guidance) to total risk-based capital was approximately 488.0%. Management believes that Northfield Bank (the Bank) has implemented appropriate risk management practices including risk assessments, board-approved underwriting policies and related procedures which include monitoring Bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe, adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage our commercial real estate concentration risk, the Bank’s regulators could require us to implement additional policies and procedures or could require us to maintain higher levels of regulatory capital, which might adversely affect our loan originations, ability to pay dividends, and profitability.

Cash and cash equivalents increased by $40.0 million, or 45.7%, to $127.6 million at March 31, 2021, from $87.5 million at December 31, 2020. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities.

Loans held-for-investment, net, increased $109.8 million to $3.93 billion at March 31, 2021, from $3.82 billion at December 31, 2020, primarily due to an increase in multifamily real estate loans of $58.4 million, or 2.3%, to $2.57 billion at March 31, 2021, from $2.51 billion at December 31, 2020, commercial and industrial loans of $45.0 million, or 23.1%, to $239.3 million at March 31, 2021, from $194.4 million at December 31, 2020, and commercial real estate loans of $16.6 million, or 2.3% to $733.6 million at March 31, 2021, from $717.0 million at December 31, 2020.

The increase in commercial and industrial loans is primarily due to loans originated under the PPP as authorized by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. The PPP loans are administered by the Small Business Administration, which provides 100% federally guaranteed loans for small businesses to cover payroll, utilities, rent and interest. These small business loans may be forgiven if borrowers maintain their payrolls and satisfy certain other conditions for a period of time during the COVID-19 pandemic. The Company began accepting and funding loans under this program in April 2020. There were 1,756 PPP loans totaling $167.9 million at March 31, 2021, compared to 1,275 loans totaling $126.5 million at December 31, 2020. During the first quarter of 2021, the Company originated, and the SBA approved, funding for $68.2 million PPP loans. PPP provides for lender processing fees that range from 1 to 5% of the final disbursement made to individual borrowers. As of March 31, 2021, we have received loan processing fees of $8.8 million, of which $3.1 million has been recognized in earnings, including $1.2 million recognized in the quarter ended March 31, 2021. The remaining unearned fees will be recognized in income over the remaining term of the loans.

The following tables detail multifamily real estate originations for the three months ended March 31, 2021 and 2020 (dollars in thousands):

For the Three Months Ended March 31, 2021
Multifamily Originations	Weighted Average Interest Rate	Weighted Average LTV Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$161,087	3.11%	57%	75	V	10 to 30 Years

For the Three Months Ended March 31, 2020
Multifamily Originations	Weighted Average Interest Rate	Weighted Average LTV Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$181,511	3.67%	60%	94	V	30 Years
1,500	4.40%	47%	180	F	15 Years
$183,011	3.68%	60%
There were no loans held-for-sale at March 31, 2021 compared to $19.9 million at December 31, 2020. At December 31, 2020, loans held-for-sale were comprised of commercial real estate and multifamily loans, primarily accommodation loans that were modified in the form of interest and/or principal payment deferrals due to COVID-19 related hardships, and had not returned to contractual payments after 180 days of relief. The sale of these loans was completed in March 2021.
PCD loans totaled $18.0 million at March 31, 2021, and $18.5 million at December 31, 2020. Upon adoption of the CECL accounting standard on January 1, 2021, the allowance for credit losses related to PCD loans was recorded through a gross-up that increased the amortized cost-basis of PCD loans by $6.8 million with a corresponding increase to the allowance for credit losses. The decrease in the PCD loan balance at March 31, 2021, is due to 10 PCD loans sold during the quarter. The majority of the remaining PCD loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $2.4 million attributable to PCD loans for the three months ended March 31, 2021, as compared to $803,000 for the three months ended March 31, 2020. The increase in income accreted for the quarter was related to the payoff of PCD loans. PCD loans had an allowance for credit losses of approximately $5.3 million at March 31, 2021.

The Company’s available-for-sale debt securities portfolio decreased by $57.6 million, or 4.6%, to $1.21 billion at March 31, 2021, from $1.26 billion at December 31, 2020. The decrease was primarily attributable to paydowns, maturities, calls, and sales. At March 31, 2021, $1.08 billion of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $2.7 million in U.S. Government agency securities, $124.4 million in corporate bonds, all of which were considered investment grade at March 31, 2021, $103,000 in municipal bonds, and $747,000 in other debt securities.

Total liabilities increased $61.8 million, or 1.3%, to $4.82 billion at March 31, 2021, from $4.76 billion at December 31, 2020. The increase was primarily attributable to an increase in deposits of $59.2 million and an increase in advance payments by borrowers for taxes and insurance of $4.4 million, partially offset by a decrease in accrued expenses and other liabilities of $1.4 million.

Deposits increased $59.2 million, or 1.5%, to $4.14 billion at March 31, 2021, as compared to $4.08 billion at December 31, 2020. The increase was attributable to increases of $88.8 million in transaction accounts, $9.7 million in savings accounts, and $108.6 million in certificates of deposit, partially offset by a decrease of $147.8 million in money market accounts.

Deposit account balances are summarized as follows (dollars in thousands):

	March 31, 2021	December 31, 2020
Transaction:
Non-interest bearing checking	$771,432	$695,831
Negotiable orders of withdrawal and interest-bearing checking	918,367	905,208
Total transaction	1,689,799	1,601,039
Savings and Money market:
Savings	1,150,383	1,140,717
Money market	665,344	713,168
Brokered money market	—	100,000
Total savings	1,815,727	1,953,885
Certificates of deposit:
Brokered deposits	181,827	47,827
$250,000 and under	357,803	374,344
Over $250,000	90,560	99,456
Total certificates of deposit	630,190	521,627
Total deposits	$4,135,716	$4,076,551

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	March 31, 2021	December 31, 2020

Business customers	$1,023,970	$977,778
Municipal customers	$514,653	$501,040

Borrowings and securities sold under agreements to repurchase increased to $592.2 million at March 31, 2021, from $591.8 million at December 31, 2020. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.

The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year at March 31, 2021 (dollars in thousands):

Year	Amount	Weighted Average Rate
2021	$170,000	1.98%
2022	120,000	2.29%
2023	87,500	2.89%
2024	50,000	2.47%
2025	112,500	1.48%
Thereafter	45,000	1.45%
	$585,000	2.08%
Total stockholders’ equity increased by $584,000 to $754.6 million at March 31, 2021, from $754.0 million at December 31, 2020. The increase was attributable to net income of $18.7 million for the three months ended March 31, 2021, and a $1.5 million increase in equity award activity, partially offset by an $893,000 decrease in accumulated other comprehensive income associated with unrealized gains on our debt securities available-for-sale portfolio, $5.5 million in dividend payments, and $10.1 million in stock repurchases. The Company repurchased 742,323 shares of its common stock outstanding at an average price of $13.64 for a total of $10.1 million during the first quarter of 2021, pursuant to the approved stock repurchase plans. In connection with the adoption of CECL, effective January 1, 2021, the Company recognized a cumulative effect adjustment that reduced stockholders’ equity by $3.1 million, net of tax, to establish initial allowances against credit losses on loans and off-balance sheet credit exposures.

The Company continues to maintain a strong liquidity and capital position, despite the economic uncertainties presented by the COVID-19 pandemic. The Company's most liquid assets are cash and cash equivalents, corporate bonds, and unpledged mortgage-related securities issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac, that we can either borrow against or sell. We also have the ability to surrender bank-owned life insurance contracts. The surrender of these contracts would subject the Company to income taxes and penalties for increases in the cash surrender values over the original premium payments. We also have the ability to obtain additional funding from the FHLB and Federal Reserve Bank utilizing unencumbered and unpledged securities and multifamily loans. The Company expects to have sufficient funds available to meet current commitments in the normal course of business.

The Company had the following primary sources of liquidity at March 31, 2021 (dollars in thousands):

Cash and cash equivalents(1)	$111,650
Corporate bonds	$112,800
Multifamily loans(2)	$1,337,379
Mortgage-backed securities (issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac)(2)	$493,733

(1) Excludes $15,920 of cash at Northfield Bank.
(2) Represents remaining borrowing potential.

The Company and the Bank elected to opt into the Community Bank Leverage Ratio (“CBLR”) framework, effective for the first quarter of 2020. The CBLR replaces the risk-based and leverage capital requirements in the generally applicable capital rules. At March 31, 2021, the Company and the Bank's estimated CBLR ratios were 12.68% and 10.92% respectively, which exceeded the minimum requirement to be considered well-capitalized of 8%. As a result of the COVID-19 pandemic the Federal Regulators have lowered the CBLR ratio to 8%, which will phase back to the original legislation of 9% by 2022.

Asset Quality

The following table details total non-accrual loans (excluding PCD), non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at March 31, 2021, and December 31, 2020 (dollars in thousands):

	March 31, 2021	December 31, 2020
Non-accrual loans:
Held-for-investment
Real estate loans:
Commercial	$4,961	$6,229
One-to-four family residential	805	906
Construction and land	1,150	—
Multifamily	1,145	1,153
Home equity and lines of credit	187	191
Commercial and industrial	198	37
Total non-accrual loans	8,446	8,516
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Commercial	219	500
One-to-four family residential	172	174
Multifamily	516	—
Commercial and industrial	738	436
Other	3	3
Total loans held-for-investment delinquent 90 days or more and still accruing	1,648	1,113
Non-performing loans held-for-sale	—	19,895
Total non-performing loans	10,094	29,524
Other real estate owned	100	—
Total non-performing assets	$10,194	$29,524
Non-performing loans to total loans	0.26%	0.77%
Non-performing assets to total assets	0.18%	0.54%
Loans subject to restructuring agreements and still accruing	$7,326	$7,697
Accruing loans 30 to 89 days delinquent	$14,148	$13,982

Other Real Estate Owned

Other real estate owned is comprised of one property acquired during the three months ended March 31, 2021, as a result of foreclosure. The property is located in New Jersey and had a carrying value of approximately $100,000 and is included in other assets on the consolidated balance sheet at March 31, 2021.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $14.1 million and $14.0 million at March 31, 2021 and December 31, 2020, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at March 31, 2021 and December 31, 2020 (dollars in thousands):

	March 31, 2021	December 31, 2020
Held-for-investment
Real estate loans:
Commercial	$4,457	$8,792
One-to-four family residential	4,023	1,152
Multifamily	2,419	1,893
Construction and land	390	994
Home equity and lines of credit	372	380
Commercial and industrial loans	2,480	760
Other loans	7	11
Total delinquent accruing loans held-for-investment	$14,148	$13,982

PCD Loans (Held-for-Investment)
Under the new CECL standard, the Company will continue to account for PCD loans at estimated fair value using discounted expected future cash flows deemed to be collectible on the date acquired. Based on its detailed review of PCD loans and experience in loan workouts, management believes it has a reasonable expectation about the amount and timing of future cash flows and accordingly has classified PCD loans ($18.0 million at March 31, 2021 and $18.5 million at December 31, 2020) as accruing, even though they may be contractually past due. At March 31, 2021, 2.9% of PCD loans were past due 30 to 89 days, and 19.7% were past due 90 days or more, as compared to 9.6% and 35.2%, respectively, at December 31, 2020.

COVID-19 Exposure

Management continues to evaluate the Company's exposure to increased loan losses related to the COVID-19 pandemic, in particular the commercial real estate and multifamily loan portfolios. During the second quarter of 2020, the Company implemented a customer relief program to assist borrowers that may be experiencing financial hardship due to COVID-19 related challenges. The relief program grants principal and/or interest payment deferrals typically for a period of 90 days, which management may choose to extend for additional 90 days periods. At the peak of forbearance, June 2020, the Company had 286 loans approved for payment deferral representing $360.2 million, or approximately 10% of the Company's loan portfolio. As of March 31, 2021, the Company had approximately $28.8 million, or 24 outstanding loans, (excluding PCD loans) remaining in deferral, representing approximately 0.7% of the Company’s outstanding loan portfolio (excluding PCD loans) as of that date. Loans currently in deferment status (“COVID-19 Modified Loans”) will continue to accrue interest during the deferment period unless otherwise classified as nonperforming. COVID-19 Modified Loans are required to make escrow payments for real estate taxes and insurance, if applicable. The COVID-19 Modified Loan agreements also require loans to be brought back to their fully contractual terms within 12 to 18 months and include covenants that prohibit distributions, bonuses, or payments of management fees to related entities until all deferred payments are made. Consistent with industry regulatory guidance, borrowers that were otherwise current on loan payments that were granted COVID-19 related financial hardship payment deferrals will continue to be reported as current loans throughout the agreed upon deferral period. Borrowers, which were delinquent in their payments to the Bank, prior to requesting a COVID-19 related financial hardship payment deferral are reviewed on a case by case basis for TDR classification and non-performing loan status.

The following table sets forth the property types collateralizing our loans held-for-investment (excluding PCD) in forbearance as of March 31, 2021 (dollars in thousands):

	Loan Portfolio by Property Type at March 31, 2021					Loans in Forbearance for COVID Relief as of March 31, 2021
	Number of Loans	Amount	Average Loan Size	Weighted Average LTV Ratio	% of Total Loans	Number of Loans (2)	Amount	Average Loan Size	Weighted Average LTV Ratio	% of Portfolio by Property Type
Commercial Real Estate and Multifamily
Multifamily(1)	1,122	$2,571,409	$2,292	53%	65.8%	7	$17,988	$2,570	46%	0.70%
Mixed use (majority of space is non-residential)	227	151,604	668	46%	3.9%	4	7,550	1,888	46%	4.98%
Retail	88	147,484	1,676	47%	3.8%	1	607	607	55%	0.41%
Office buildings	111	107,263	966	46%	2.7%	—	—	—	—%	—%
Accommodations	9	52,277	5,809	37%	1.3%	1	155	—	16%	0.30%
Nursing Home	5	27,608	5,522	58%	0.7%	—	—	—	—%	—%
Medical Office Buildings	24	26,765	1,115	64%	0.7%	—	—	—	—%	—%
Industrial and Manufacturing (Office and Plant)	23	18,608	809	44%	0.5%	—	—	—	—%	—%
Warehousing	30	23,907	797	46%	0.6%	—	—	—	—%	—%
Restaurant	22	13,045	593	51%	0.3%	—	—	—	—%	—%
Religious	16	10,716	670	39%	0.3%	—	—	—	—%	—%
Bank Branch	7	5,516	788	44%	0.1%	—	—	—	—%	—%
Schools/Child Day care	6	5,604	934	36%	0.1%	—	—	—	—%	—%
Automobile	18	6,482	360	52%	0.2%	—	—	—	—%	—%
Funeral Home	2	1,771	885	63%	—%	—	—	—	—%	—%
Leisure	4	4,011	1,003	47%	0.1%	1	79	79	7%	1.97%
Car Wash	1	509	509	19%	—%	—	—	—	—%	—%
Other	138	130,942	949	59%	3.3%	—	—	—	—%	—%
Total commercial real estate and multifamily	1,853	3,305,521	1,784	52%	84.4%	14	26,379	1,884	46%	0.80%
One-to-four family residential	648	202,948	313	35%	5.2%	5	2,300	460	39%	1.13%
Home equity and lines of credit	1,741	93,119	53	47%	2.4%	1	32	32	67%	0.03%
Construction and land	43	77,205	1,795	38%	2.0%	—	—	—	—%	—%
Commercial and industrial loans	2,544	234,518	92	NM	6.0%	4	129	32	NM	0.06%
Other	125	1,659	13	NM	—%	—	—	—	—%	—%
Total loans (excluding PCD)	6,954	$3,914,970	563		100.0%	24	$28,840	1,202		0.74%
(1) Property type is apartment units equal or greater than five units.

Of the loans currently in deferral as of March 31, 2021, seven loans totaling $11.8 million are in their first deferral period and 17 loans totaling $17.0 million are repeat deferrals. As of April 26, 2021, one multifamily loan in the table above totaling $2.4 million returned to contractual payments and a further six loans totaling $2.1 million were granted additional relief, the majority being repeat deferrals.

About Northfield Bank

Northfield Bank, founded in 1887, operates 38 full-service banking in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, the effects of the COVID-19 pandemic, including the effects of the steps taken to address the pandemic and their impact on the Company’s market and employees, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, including Victory, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three Months Ended
	March 31,		December 31,
	2021	2020	2020
Selected Financial Ratios:
Performance Ratios (1)
Return on assets (ratio of net income to average total assets) (5)	1.36%	0.37%	0.94%
Return on equity (ratio of net income to average equity) (5) (6) (8) (9)	10.03	2.60	6.83
Average equity to average total assets	13.57	14.14	13.75
Interest rate spread	2.98	2.31	2.69
Net interest margin	3.10	2.57	2.83
Efficiency ratio (2) (5)	45.70	52.20	51.50
Non-interest expense to average total assets	1.43	1.27	1.52
Non-interest expense to average total interest-earning assets	1.51	1.35	1.62
Average interest-earning assets to average interest-bearing liabilities	132.26	123.41	131.32
Asset Quality Ratios:
Non-performing assets to total assets	0.18	0.19	0.54
Non-performing loans (3) to total loans (4)	0.26	0.27	0.77
Allowance for credit losses to non-performing loans (6)	427.95	390.37	390.56
Allowance for credit losses to total loans held-for-investment, net (4) (6) (7) (8)	1.10	1.05	0.98

(1)Annualized when appropriate.
(2)The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3)Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCD loans), and are included in total loans held-for-investment, net, and total loans held-for-sale.
(4)Includes originated loans held-for-investment, PCD loans, acquired loans, and loans held-for-sale.
(5)The three months ended March 31, 2020, included merger-related expenses of $179,000.
(6)The three months ended March 31, 2020, included an allowance for loan losses of $6.2 million ($4.6 million after-tax) related to additional factors considered for COVID-19.
(7)Excluding PPP loans of $167.9 million, which are fully government guaranteed and do not carry any provision for losses, the allowance for loan losses to total loans held for investment, net, totaled 1.15% and 1.00%, respectively, at December 31, 2020. There were no PPP loans at March 31, 2020.
(8)The Company adopted the CECL accounting standard effective January 1, 2021, and recorded a $10.3 million increase to its allowance for loan losses, including reserves of $6.8 million related to PCD loans. Ratios as of December 31, 2020 and March 31, 2020 do not reflect the adoption of CECL.
(9)In connection with the adoption of CECL, the Company recognized a cumulative effect adjustment that reduced stockholders’ equity by $3.1 million, net of tax.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	March 31, 2021	December 31, 2020
ASSETS:
Cash and due from banks	$15,920	$16,115
Interest-bearing deposits in other financial institutions	111,650	71,429
Total cash and cash equivalents	127,570	87,544
Trading securities	12,142	12,291
Debt securities available-for-sale, at estimated fair value	1,207,238	1,264,805
Debt securities held-to-maturity, at amortized cost	6,913	7,234
Equity securities	473	253
Loans held-for-sale	—	19,895
Loans held-for-investment, net	3,933,015	3,823,238
Allowance for credit losses	(43,197)	(37,607)
Net loans held-for-investment	3,889,818	3,785,631
Accrued interest receivable	14,753	14,690
Bank-owned life insurance	162,771	161,924
Federal Home Loan Bank ("FHLB") of New York stock, at cost	28,641	28,641
Operating lease right-of-use assets	35,662	36,741
Premises and equipment, net	27,509	28,188
Goodwill	41,320	41,320
Other assets	22,114	25,387
Total assets	$5,576,924	$5,514,544

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$4,135,716	$4,076,551
Securities sold under agreements to repurchase	75,000	75,000
FHLB advances and other borrowings	517,170	516,789
Lease liabilities	42,067	42,734
Advance payments by borrowers for taxes and insurance	24,027	19,677
Accrued expenses and other liabilities	28,379	29,812
Total liabilities	4,822,359	4,760,563

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	754,565	753,981
Total liabilities and stockholders’ equity	$5,576,924	$5,514,544

Total shares outstanding	51,638,582	52,209,897
Tangible book value per share (1)	$13.80	$13.64
(1)    Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $590,000 and $640,000 at March 31, 2021 and December 31, 2020, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended
	March 31,		December 31,
	2021	2020	2020
Interest income:
Loans	$41,277	$35,337	$38,865
Mortgage-backed securities	2,959	5,622	3,224
Other securities	424	1,024	529
FHLB of New York dividends	370	577	382
Deposits in other financial institutions	37	172	45
Total interest income	45,067	42,732	43,045
Interest expense:
Deposits	1,870	9,279	2,835
Borrowings	3,021	3,520	3,173
Total interest expense	4,891	12,799	6,008
Net interest income	40,176	29,933	37,037
(Credit)/provision for loan losses	(2,374)	8,183	2,473
Net interest income after provision for loan losses	42,550	21,750	34,564
Non-interest income:
Fees and service charges for customer services	1,197	1,120	1,172
Income on bank-owned life insurance	848	876	1,139
Gains (losses) on available-for-sale debt securities, net	97	(13)	222
Gains (losses) on trading securities, net	364	(1,992)	1,204
Other	130	117	366
Total non-interest income	2,636	108	4,103
Non-interest expense:
Compensation and employee benefits	10,532	7,289	10,398
Occupancy	3,701	3,060	5,534
Furniture and equipment	437	333	412
Data processing	1,632	1,460	1,993
Professional fees	906	1,109	771
Advertising	465	818	503
Federal Deposit Insurance Corporation insurance	375	—	309
Other	1,515	1,613	1,267
Total non-interest expense	19,563	15,682	21,187
Income before income tax expense	25,623	6,176	17,480
Income tax expense	6,946	1,625	4,418
Net income	$18,677	$4,551	$13,062
Net income per common share:
Basic	$0.38	$0.10	$0.26
Diluted	$0.38	$0.10	$0.26
Basic average shares outstanding	49,528,419	46,791,768	50,514,632
Diluted average shares outstanding	49,633,644	46,983,466	50,534,643

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,873,884	$41,277	4.32%	$3,707,263	$38,865	4.17%	$3,471,367	$35,337	4.09%
Mortgage-backed securities (3)	1,116,281	2,959	1.08	1,139,755	3,224	1.13	955,024	5,622	2.37
Other securities (3)	101,523	424	1.69	116,919	529	1.80	156,074	1,024	2.64
Federal Home Loan Bank of New York stock	28,640	370	5.24	29,472	382	5.16	31,263	577	7.42
Interest-earning deposits in financial institutions	133,208	37	0.11	211,970	45	0.08	70,225	172	0.99
Total interest-earning assets	5,253,536	45,067	3.48	5,205,379	43,045	3.29	4,683,953	42,732	3.67
Non-interest-earning assets	310,681			326,924			289,925
Total assets	$5,564,217			$5,532,303			$4,973,878

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,768,816	$932	0.14%	$2,734,973	$1,251	0.18%	$2,002,066	$4,073	0.82%
Certificates of deposit	611,267	938	0.62	618,785	1,584	1.02	1,114,043	5,206	1.88
Total interest-bearing deposits	3,380,083	1,870	0.22	3,353,758	2,835	0.34	3,116,109	9,279	1.20
Borrowed funds	591,993	3,021	2.07	610,182	3,173	2.07	679,476	3,520	2.08
Total interest-bearing liabilities	3,972,076	4,891	0.50	3,963,940	6,008	0.60	3,795,585	12,799	1.36
Non-interest bearing deposits	739,064			713,478			382,044
Accrued expenses and other liabilities	98,261			94,373			93,129
Total liabilities	4,809,401			4,771,791			4,270,758
Stockholders' equity	754,816			760,512			703,120
Total liabilities and stockholders' equity	$5,564,217			$5,532,303			$4,973,878

Net interest income		$40,176			$37,037			$29,933
Net interest rate spread (4)			2.98%			2.69%			2.31%
Net interest-earning assets (5)	$1,281,460			$1,241,439			$888,368
Net interest margin (6)			3.10%			2.83%			2.57%
Average interest-earning assets to interest-bearing liabilities			132.26%			131.32%			123.41%

(1)Average yields and rates are annualized.
(2)Includes non-accruing loans.
(3)Securities available-for-sale and other securities are reported at amortized cost.
(4)Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)Net interest margin represents net interest income divided by average total interest-earning assets.